Exhibit 99.(a)(1)(C)

Election Form

I have received the Offer to Amend documents relating to NVIDIA Corporation’s (“NVIDIA”) offer to amend certain stock options granted to certain of its employees (the “Offer”). I understand that “Eligible Options” consist of options to purchase NVIDIA common stock granted under the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, as amended, that (a) were granted to former MediaQ employees at a discount in 2003, (b) vest or vested after December 31, 2004, and (c) are still outstanding on the date the Offer expires.

I understand that if I elect to amend my Eligible Option, my option expiration date will be amended as follows:

1.	Shares Vesting in Calendar Year 2005 - New Expiration Date: March 15, 2006

2.	Shares Vesting in Calendar Year 2006 - New Expiration Date: March 15, 2007

3.	Shares Vesting in Calendar Year 2007 - New Expiration Date: March 15, 2008

4.	Shares Vesting in Calendar Year 2008 - New Expiration Date: March 15, 2009

Please check the appropriate box next to your Eligible Option to indicate whether you will amend or not amend your Eligible Option. If you elect to amend your Eligible Option, you must amend all of the shares of common stock subject to such Eligible Option that vested or will vest on or after January 1, 2005. A partial amendment will not be accepted.

You may change the terms of your election to amend such Eligible Option by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the Offer termination date of February 16, 2006.

Grant Number	Grant Date	Exercise Price	Total Number of Applicable Unexercised Shares Subject to the Option (Shares to Be Amended)	I elect to amend this Option Grant	I elect not to amend this Option Grant

				☐	☐

I hereby agree that, unless I revoke my election before midnight, Pacific Time on February 16, 2006 (or a later expiration date if NVIDIA extends the Offer), my election will be irrevocable, and if accepted by NVIDIA, such surrendered Eligible Option will amend the expiration date as outlined above.

I further understand and agree that I can only elect to tender all shares subject to the Eligible Option listed above that vested or will vest on or after January 1, 2005, and the tender of the Eligible Option listed above will be for the full number of shares subject to such Eligible Option that vested or will vest on or after January 1, 2005.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with NVIDIA or my employer (except on an at-will basis, unless otherwise required by local law). I agree that NVIDIA has made no representations or warranties to me regarding this Offer or the future pricing of NVIDIA stock, and that my participation in this Offer is at my own discretion. By executing this form, I hereby bind my successors, assigns and legal representatives.

Please keep a confirmation of receipt of your facsimile transmittal of your Election Form for your record-keeping purposes.

I AGREE THAT NVIDIA SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Option Holder Signature	Social Security/or Employee ID Number

Option Holder Name (Please Print)	E-mail Address	Date

PLEASE EMAIL OR FAX YOUR SIGNED AND COMPLETED ELECTION FORM TO MELISSA RILEY (fax number (408) 486-4791) NO LATER THAN MIDNIGHT, PACIFIC TIME ON FEBRUARY 16, 2006 (OR A LATER EXPIRATION DATE IF NVIDIA EXTENDS THE OFFER).